EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-25332, 33-31434, 33-43854, 33-58798, 33-52773, 333-16363, 333-26867, 333-32461, 333-32491, 333-32499, 333-32567, 333-41920, 333-54234, 333-73252, 333-107677, 333-140837, 333-156403, 333-160752, 333-163637, 333-195777, 333-228097, 333-252770, and 333-268762 on Form S-8 and Registration Statement Nos. 333-240300, 333-249827, and 333-250000 on Form S-3 of our reports dated January 27, 2023, relating to the financial statements of The Boeing Company and the effectiveness of The Boeing Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP
Chicago, Illinois
January 27, 2023